Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q3 2016 Results

St. Louis, MO, October 25, 2016 - Panera Bread Company (NASDAQ: PNRA) today reported financial results for fiscal Q3 2016.

HIGHLIGHTS
- Q3 2016 Company-owned comparable net bakery-cafe sales up 3.4%, up 7.2% on a two-year basis
- Q3 2016 GAAP Diluted EPS of $1.37, up 8%
- Q3 2016 Non-GAAP Diluted EPS (excluding refranchising charges) of $1.37, up 4%
- Company raises FY 2016 Non-GAAP EPS target; full year Non-GAAP EPS target range is now $6.67 to $6.72, up 7% to 8%
- Digital utilization rate of 22% in Company-owned bakery-cafes at the end of Q3 2016
- Delivery now available in 13% of system-wide bakery-cafes, including 20% of Company-owned bakery-cafes

Ron Shaich, Chairman and CEO, commented, “Many years ago we foresaw the forces reshaping the restaurant industry and conceived a strategic plan to capitalize on them. Recognizing the potential of digital, we built Panera 2.0, a comprehensive guest experience platform enabled by digital. Recognizing the increasingly omni-channel nature of commerce, we accelerated our growth of catering, delivery, Rapid Pick-Up and Panera at Home. Recognizing the changing nature of competition, we enabled innovation in food, marketing, operations and design. Consistent with that intent, we saw the growing importance of wellness and doubled down on our commitments to transparency, clean food and having a positive impact on the food system. Further, we recognized the power of loyalty and created a program that is now the industry’s largest and arguably most impactful. While others in the industry are just now recognizing and beginning to tap into these themes, I am pleased to say that Panera is years ahead in our efforts and we believe we are well-positioned for long-term success.”

Shaich continued, “The power of our multi-year strategic plan and the impact of our initiatives to transform Panera into a better competitive alternative with expanded runways for growth becomes clearer each quarter. Despite an industry slowdown, our Q3 comps rose 3.4% and our two-year comps were up 7.2%. What’s more, our year-over-year growth in GAAP EPS was up 8%. With peak investments and significant scale behind us, our pace is quickening as we focus on completing the rollout of these initiatives and reaping the benefits. That’s why we are confident our efforts will translate into industry-leading comps and sustainable double-digit earnings growth in 2017.”

Fiscal Q3 2016 Results and Business Review

GAAP net income for fiscal Q3 2016 was $32 million, or $1.37 per diluted share, or up 8% when compared to GAAP net income for fiscal Q3 2015 of $32 million, or $1.27 per diluted share.

Excluding refranchising charges in both quarters (see table below), non-GAAP diluted EPS was $1.37 for fiscal Q3 2016 and $1.32 for fiscal Q3 2015, up 4%. A reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures is attached to this release as Schedule IV.

The Company's fiscal Q3 2016 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including GAAP net income and diluted EPS and non-GAAP net income and diluted EPS, which excludes charges related to the Company's refranchising initiative:

	For the 13 Weeks Ended		Percentage Change
	September 27, 2016	September 29, 2015

Total revenue	$684,206	$664,654	3%

Net income, as reported (GAAP)	$31,975	$32,393	-1%
Refranchising loss	129	2,174
Tax impact of adjustments	(117)	(788)
Net income, excluding certain items (Non-GAAP)	$31,987	$33,779	-5%

Diluted EPS, as reported (GAAP)	$1.37	$1.27	8%
Refranchising loss	0.01	0.09
Tax impact of adjustments	(0.01)	(0.04)
Diluted EPS, excluding certain items (Non-GAAP)	$1.37	$1.32	4%

Shares used in diluted EPS	23,391	25,501	-8%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q3 2016, Company-owned comparable net bakery-cafe sales increased 3.4%, franchise-operated comparable net bakery-cafe sales increased 0.2%, and system-wide comparable net bakery-cafe sales increased 1.7% compared to the same period in fiscal 2015. Two-year Company-owned comparable net bakery-cafe sales increased 7.2%, two-year franchise-operated comparable net bakery-cafe sales increased 2.0%, and two-year system-wide comparable net bakery-cafe sales increased 4.5%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Historically, the Company has disaggregated comparable net bakery-cafe sales growth into change in transactions and change in average check, with change in average check further disaggregated into change in price and change in mix. We refer to this disaggregation method as the “Historical View.” However, the Company doesn't believe this view serves investors well as its business is undergoing structural change in channel mix. Digitally enabled, larger-party sized channels, such as delivery, catering, and Rapid Pick-Up have larger checks and more entrées per transaction and are growing disproportionately quicker.

To ease the confusion, and to reflect the growth of digitally-enabled, larger party-size channels, going forward, the Company will also disaggregate comparable net bakery-cafe sales growth into change in price, change in entrées sold (a measure of customers served), and change in mix. We refer to this disaggregation method as the “Omni-Channel View.”

Using the Historical View, the Company-owned comparable net bakery-cafe sales increase of 3.4% in fiscal Q3 2016 was comprised of year-over-year average check growth of 4.9% and transaction decline of 1.5%. Average check growth was comprised of retail price increases of 2.4% and positive mix impact of 2.5%.

Using the Omni-Channel View, the Company-owned comparable net bakery-cafe sales increase of 3.4% in fiscal Q3 2016 was comprised of year-over-year retail price increases of 2.4%, year-over-year growth in entrées served of 0.9%, and positive mix impact of 0.1%.

The following table sets forth a comparison of these two Company-owned comparable net bakery-cafe sales increase disaggregations for fiscal Q3 2016:

	Components of Company-Owned Comparable Net Bakery-Cafe Sales
	Historical View	Omni-Channel View
Price	2.4%	2.4%
Transactions	-1.5%	N/A
Entrées	N/A	0.9%
Mix	2.5%	0.1%
Company-Owned Comparable Net-Bakery-Cafe Sales	3.4%	3.4%

The Company is releasing supplemental information, also attached to this release as Schedule III, comparing the Historical and Omni-Channel Views of Company-owned comparable net bakery-cafe sales back to Q1 2015.

Bakery-Cafe Margin

Bakery-cafe margin for fiscal Q3 2016 improved by approximately 30 basis points versus fiscal Q3 2015. The improvement was primarily driven by lower food cost due to improved leverage from higher comparable net bakery-cafe sales and benign food cost inflation, partially offset by structural wage increases and costs related to the startup and transition expenses associated with the Company's strategic initiatives.

Operating Margin

GAAP operating margin for fiscal Q3 2016 decreased approximately 20 basis points versus fiscal Q3 2015. Excluding charges related to the Company's refranchising initiative in both fiscal periods, as outlined in Schedule IV, non-GAAP operating margin for fiscal Q3 2016 decreased approximately 50 basis points versus fiscal Q3 2015. The decrease was primarily the result of a year-over-year increase in general and administrative expenses reflecting higher incentive compensation due to improved year-over-year Company performance and an increase in depreciation and amortization related to the Company's investments in technology and growth initiatives.

New Bakery-Cafe Development and AWS

During fiscal Q3 2016, the Company opened 11 new bakery-cafes and its franchisees opened nine new bakery-cafes. As a result, there were 2,024 bakery-cafes open system-wide as of September 27, 2016.

	Company-Owned	Franchise-Operated	Total System
Bakery-cafes as of June 28, 2016	905	1,102	2,007
Bakery-cafes opened	11	9	20
Bakery-cafes closed	(1)	(2)	(3)
Bakery-cafes refranchised	(12)	12	—
Bakery-cafes as of September 27, 2016	903	1,121	2,024

Average weekly sales (“AWS”) for Company-owned "Class of 2016" bakery-cafes through fiscal Q3 2016 was $49,769. AWS for franchise-operated "Class of 2016" bakery-cafes through fiscal Q3 2016 was $44,940.

A schedule of fiscal Q3 2016 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories.

Update on Canada Strategic Review

On September 13, 2016, the Company completed the previously announced sale of 12 bakery-cafes in the Canadian market to Franchise Management Incorporated, one of the largest operators of U.S.-based concepts in Canada, bringing the total number of refranchised bakery-cafes since the start of fiscal 2015 to 102.

Update on Use of Capital

During fiscal Q3 2016, the Company repurchased 433,029 shares at an average price of $211.69 per share for an aggregate purchase price of approximately $91.7 million. The Company has approximately $481.0 million available under the current $600 million repurchase authorization as of fiscal Q3 2016.

Fiscal Q4 2016 Outlook

Comparable Net Bakery-Cafe Sales Growth

The Company is today setting a target for fiscal Q4 2016 Company-owned comparable net bakery-cafe sales growth of 3.5% to 4.0%. The Company announced today that Company-owned comparable net bakery-cafe sales in the first 27 days of fiscal Q4 2016 were up 3.4% and were up 6.8% on a two-year basis. The Company estimates the impact of Hurricane Matthew resulted in a transaction loss of approximately 35 to 40 basis points in the first 27 days of fiscal Q4 2016.

As previously announced on the Company's fiscal Q2 2016 earnings call, this is the last time the Company will report 27-day comparable net bakery-cafe sales.

Non-GAAP Diluted EPS

The Company today raised its fiscal Q4 2016 non-GAAP diluted earnings per share target. The Company is now targeting fiscal Q4 2016 non-GAAP diluted earnings per share of $1.96 to $2.01, up 4% to 7%, when compared to fiscal Q4 2015, excluding certain items in both periods.

Full Year Fiscal 2016 Outlook

Comparable Net Bakery-Cafe Sales Growth

The Company today reiterated its targeted range for fiscal 2016 Company-owned comparable net bakery-cafe sales growth of 4.0% to 5.0%.

Non-GAAP Diluted EPS

The Company today raised its full-year fiscal 2016 non-GAAP diluted earnings per share target. The Company is now targeting full-year fiscal 2016 non-GAAP diluted earnings per share of $6.67 to $6.72, up 7% to 8%, when compared to full-year fiscal 2015, excluding certain items in both fiscal years.

New Bakery-Cafe Development and AWS

The Company continues to expect 90 to 100 system-wide bakery-cafe openings in fiscal 2016. The average weekly net sales performance for new Company-owned bakery-cafes is now expected to be modestly above the high-end of the previously provided targeted range of $45,000 to $47,000.

Non-GAAP Operating Margin

For fiscal 2016, non-GAAP operating margin is now expected to be at the more favorable end of the previously provided range of down 50 to 100 basis points when compared to fiscal 2015, excluding the impact of certain items in both fiscal years.

Statement Regarding Non-GAAP Forward-Looking Information

This news release presents a non-GAAP diluted earnings per share growth target range and non-GAAP operating margin growth target range for fiscal 2016, when compared to fiscal 2015, which are financial measures not calculated in accordance with GAAP. The Company excludes certain items from non-GAAP diluted earnings per share and operating margin, such as refranchising charges. A reconciliation of non-GAAP diluted earnings per share and non-GAAP operating margin to the most comparable GAAP financial measures on a forward-looking basis is not available without unreasonable effort due to the uncertainty and variability of the nature and amount of these future charges and costs.

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 26, 2016, to discuss the fiscal Q3 2016 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q4 2016, and earnings targets and business outlook for the fourth quarter and full year fiscal 2016. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives, which its franchisees also contribute to based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Thirty years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of September 27, 2016, there were 2,024 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Forward-Looking Statements

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, our intention to repurchase shares from time to time under the share repurchase program and our refranchising activities, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 27, 2016	September 29, 2015
Revenues:
Bakery-cafe sales, net	$593,434	$584,664
Franchise royalties and fees	38,210	33,740
Fresh dough and other product sales to franchisees	52,562	46,250
Total revenues	$684,206	$664,654
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$173,239	$178,700
Labor	195,773	190,736
Occupancy	41,534	42,835
Other operating expenses	90,492	82,706
Total bakery-cafe expenses	501,038	494,977
Fresh dough and other product cost of sales to franchisees	46,347	41,643
Depreciation and amortization	38,985	33,885
General and administrative expenses	43,538	37,575
Pre-opening expenses	1,948	2,298
Refranchising loss	129	2,174
Total costs and expenses	631,985	612,552
Operating profit	52,221	52,102
Interest expense	2,529	1,363
Other (income) expense, net	411	(55)
Income before income taxes	49,281	50,794
Income taxes	17,371	18,401
Net income	31,910	32,393
Less: Net income attributable to noncontrolling interest	(65)	—
Net income attributable to Panera Bread Company	$31,975	$32,393

Earnings per common share:
Basic	$1.37	$1.28
Diluted	$1.37	$1.27
Weighted average shares of common and common equivalent shares outstanding:
Basic	23,276	25,394
Diluted	23,391	25,501

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 27, 2016	September 29, 2015
Revenues:
Bakery-cafe sales, net	$1,801,502	$1,756,464
Franchise royalties and fees	114,079	98,952
Fresh dough and other product sales to franchisees	152,678	134,399
Total revenues	$2,068,259	$1,989,815
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$529,684	$535,281
Labor	582,778	561,762
Occupancy	125,541	129,083
Other operating expenses	268,211	252,150
Total bakery-cafe expenses	1,506,214	1,478,276
Fresh dough and other product cost of sales to franchisees	133,576	118,161
Depreciation and amortization	114,073	100,167
General and administrative expenses	130,657	103,515
Pre-opening expenses	5,584	6,253
Refranchising loss	9,072	11,732
Total costs and expenses	1,899,176	1,818,104
Operating profit	169,083	171,711
Interest expense	6,059	2,266
Other (income) expense, net	274	948
Income before income taxes	162,750	168,497
Income taxes	61,286	62,315
Net income	101,464	106,182
Less: Net loss attributable to noncontrolling interest	(100)	—
Net income attributable to Panera Bread Company	$101,564	$106,182

Earnings per common share:
Basic	$4.29	$4.08
Diluted	$4.27	$4.07
Weighted average shares of common and common equivalent shares outstanding:
Basic	23,651	26,011
Diluted	23,774	26,119

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 27, 2016	September 29, 2015
Revenues:
Bakery-cafe sales, net	86.7%	88.0%
Franchise royalties and fees	5.6	5.1
Fresh dough and other product sales to franchisees	7.7	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.2%	30.6%
Labor	33.0	32.6
Occupancy	7.0	7.3
Other operating expenses	15.2	14.1
Total bakery-cafe expenses	84.4	84.7
Fresh dough and other product cost of sales to franchisees (2)	88.2	90.0
Depreciation and amortization	5.7	5.1
General and administrative expenses	6.4	5.7
Pre-opening expenses	0.3	0.3
Refranchising loss	—	0.3
Total costs and expenses	92.4	92.2
Operating profit	7.6	7.8
Interest expense	0.4	0.2
Other (income) expense, net	0.1	—
Income before income taxes	7.2	7.6
Income taxes	2.5	2.8
Net income	4.7	4.9
Less: Net income attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	4.7%	4.9%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 27, 2016	September 29, 2015
Revenues:
Bakery-cafe sales, net	87.1%	88.3%
Franchise royalties and fees	5.5	5.0
Fresh dough and other product sales to franchisees	7.4	6.8
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.4%	30.5%
Labor	32.3	32.0
Occupancy	7.0	7.3
Other operating expenses	14.9	14.4
Total bakery-cafe expenses	83.6	84.2
Fresh dough and other product cost of sales to franchisees (2)	87.5	87.9
Depreciation and amortization	5.5	5.0
General and administrative expenses	6.3	5.2
Pre-opening expenses	0.3	0.3
Refranchising loss	0.4	0.6
Total costs and expenses	91.8	91.4
Operating profit	8.2	8.6
Interest expense	0.3	0.1
Other (income) expense, net	—	—
Income before income taxes	7.9	8.5
Income taxes	3.0	3.1
Net income	4.9	5.3
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	4.9%	5.3%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	Company-Owned Average Weekly Sales ("AWS")
	Q1	Q2	Q3	Q4	YTD
2016	$50,550	$51,244	$50,197		$50,665
2015	$47,478	$49,054	$48,364	$51,545	$49,090
2014	$47,142	$48,313	$46,936	$50,002	$48,114
2013	$47,144	$48,700	$46,239	$48,781	$47,741
2012	$45,426	$47,113	$45,894	$48,811	$46,836

	Franchise-Operated AWS
	Q1	Q2	Q3	Q4	YTD
2016	$48,206	$48,040	$46,786		$47,670
2015	$46,614	$47,680	$46,734	$49,541	$47,680
2014	$46,717	$47,290	$45,881	$48,934	$47,215
2013	$46,800	$47,750	$45,769	$47,919	$47,079
2012	$45,714	$46,289	$45,692	$48,360	$46,526

	Traditional and Non-Traditional AWS [a]
	Company-Owned		Franchise-Operated
	2016 Opens	2015 Opens	2016 Opens	2015 Opens
Traditional Bakery-Cafes	34	28	28	36
Non-Traditional Bakery-Cafes	3	11	2	4
Traditional AWS	$49,960	$49,317	$45,083	$48,182
Non-Traditional AWS	$48,394	$35,321	$42,523	$36,363
Total	$49,769	$45,248	$44,940	$47,394

[a] Represents year-to-date bakery-cafe openings and AWS for fiscal 2016 and fiscal 2015. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [b]
	Company	Franchise	Total		Company	Franchise	Total
Q1 16	17	13	30	Q1 15	11	14	25
Q2 16	9	8	17	Q2 15	18	12	30
Q3 16	11	9	20	Q3 15	10	14	24
Q4 16				Q4 15	18	15	33
2016 YTD	37	30	67	2015 YTD	57	55	112

[b] Bakery-cafe openings presented above exclude the opening of delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q3 2016 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended
	July 26, 2016	August 30, 2016	September 27, 2016	September 27, 2016	September 27, 2016
Company-owned	3.2%	3.6%	3.2%	3.4%	4.6%
Franchise-operated	-0.2%	0.9%	-0.4%	0.2%	1.4%
System-wide	1.4%	2.2%	1.4%	1.7%	2.9%

Historically, the Company has disaggregated comparable net bakery-cafe sales growth into change in transactions and change in average check, with change in average check further disaggregated into change in price and change in mix. We refer to this disaggregation method as the “Historical View.” However, the Company doesn't believe this view serves investors well as its business is undergoing structural change in channel mix. Digitally enabled, larger-party sized channels, such as delivery, catering, and Rapid Pick-Up have larger checks and more entrées per transaction and are growing disproportionately quicker.

To ease the confusion, and to reflect the growth of digitally-enabled, larger party-size channels, going forward, the Company will also disaggregate comparable net bakery-cafe sales growth into change in price, change in entrées sold (a measure of customers served), and change in mix. We refer to this disaggregation method as the “Omni-Channel View.”

The following table reports quarterly Company-owned comparable net bakery-cafe sales disaggregated using the Historical View and the Omni-Channel View since Q1 2015:

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016
Comparable Net-Bakery-Cafe Sales	1.5%	2.4%	3.8%	3.6%	6.2%	4.2%	3.4%

Historical View
Transactions	0.1%	1.1%	1.0%	1.1%	2.4%	0.4%	-1.5%
Price	1.3%	2.0%	2.1%	2.0%	2.9%	2.2%	2.4%
Mix	0.1%	-0.7%	0.7%	0.5%	0.9%	1.6%	2.5%

Omni-Channel View
Entree Growth	1.5%	0.8%	1.2%	1.7%	4.2%	2.4%	0.9%
Price	1.3%	2.0%	2.1%	2.0%	2.9%	2.2%	2.4%
Mix	-1.3%	-0.4%	0.5%	-0.1%	-0.9%	-0.4%	0.1%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses non-GAAP diluted earnings per share and non-GAAP operating margin as key performance measures of results of operations for purposes of evaluating performance internally.  These non-GAAP financial measures are not intended to replace the presentation of its financial results in accordance with GAAP and should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this press release. Rather, the Company believes that the presentation of results excluding certain items provides additional information to investors to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of its ongoing operations in the 13 and 39 weeks ended September 27, 2016 and September 29, 2015, respectively.

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Operating profit, as reported (GAAP)	$52,221	$52,102	$169,083	$171,711
Operating margin, as reported (GAAP)	7.6%	7.8%	8.2%	8.6%

Refranchising loss (1)	129	2,174	9,072	11,732
Amount reserved for a legal matter	—	—	3,248	—
Operating profit, excluding certain items (Non-GAAP)	$52,350	$54,276	$181,403	$183,443
Operating margin, excluding certain items (Non-GAAP)	7.7%	8.2%	8.8%	9.2%

Net income, as reported (GAAP)	$31,975	$32,393	$101,564	$106,182
Refranchising loss (1)	129	2,174	9,072	11,732
Amount reserved for a legal matter	—	—	3,248	—
Tax impact of adjustments (2)	(117)	(788)	(1,975)	(4,361)
Net income, excluding certain items (Non-GAAP)	$31,987	$33,779	$111,909	$113,553

Diluted earnings per share, as reported (GAAP)	$1.37	$1.27	$4.27	$4.07
Impact of refranchising loss on diluted earnings per share	0.01	0.09	0.38	0.45
Impact of amount reserved for a legal matter on diluted earnings per share	—	—	0.14
Tax impact of adjustments	(0.01)	(0.04)	(0.08)	(0.17)
Diluted earnings per share, excluding certain items (Non-GAAP)	$1.37	$1.32	$4.71	$4.35

(1)
Refranchising losses of $9.1 million recorded during the thirty-nine weeks ended September 27, 2016 includes $7.0 million of charges for which the Company cannot currently realize the associated tax benefit.

(2)	Represents the adjustment to the GAAP basis tax provision commensurate with the certain items excluded from net income.